Exhibit 12.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

July 25, 2023

Vado Corp.

13468 Beach Ave.

Marina Del Rey, CA 90292

Attention: Mr. Jason Wulfsohn, CEO

Dear Mr. Wulfsohn:

You have requested our opinion with respect to certain matters in connection with the offer and sale (the “Offering”) by Vado Corp., a Nevada corporation (the “Company”) of up to 23,900,000 shares of the Company’s common stock, par value $0.001 per share (such shares, collectively, the “Shares”) pursuant to the Company’s Offering Statement on Form 1-A (as may be amended from time-to-time prior to qualification, the “Offering Statement”) filed with the Securities and Exchange Commission (the “Commission”).

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to, (i) the Offering Statement and the related Offering Circular contained therein, (ii) the Company’s Articles of Incorporation, as amended; (iii) the Company’s Bylaws, as amended; (iv) certain resolutions of the Board of Directors of the Company, and (v) such other documents and records and matters of law as we have deemed necessary or appropriate for purposes of this opinion. As to various questions of fact material to this opinion, we have relied upon documents supplied by officers, directors and other representatives of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, and the legal competence of all signatories to such documents.

The opinions expressed herein are limited to Chapter 78 of the Nevada Revised Statutes, as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

Subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, and in reliance thereon, it is our opinion that the Shares, when issued and delivered against payment of the consideration in the Offering as set forth in the Offering Statement, will be legally issued, fully paid, and non-assessable.

This opinion has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, and is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

This opinion is being furnished to you for filing as an exhibit to the Offering Statement. We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.